Exhibit 99.1
For Immediate Release
FIRST NBC BANK HOLDING COMPANY ANNOUNCES 2015 FIRST QUARTER RESULTS
NEW ORLEANS, LA (April 30, 2015) – First NBC Bank Holding Company (NASDAQ: FNBC), the holding company for First NBC Bank (“Company”), today announced financial results for the first quarter of 2015. For the quarter ended March 31, 2015, the Company reported net income available to common shareholders of $15.7 million, or $0.84 per share, as compared to $15.3 million, or $0.82 per share, for the fourth quarter of 2014 and $12.5 million, or $0.68 per share, for the first quarter of 2014.
The Company’s earnings per share on a diluted basis were $0.82, $0.80, and $0.66 per diluted share, for the first quarter of 2015, fourth quarter of 2014, and first quarter of 2014, respectively. This represents an increase of $0.02 per diluted share, or 2.5%, over the fourth quarter of 2014, and an increase of $0.16 per diluted share, or 24.2%, over the first quarter of 2014.
Performance Highlights

•
On January 16, 2015, the Company acquired $62.3 million of assets and assumed all of the deposit liabilities from the Federal Deposit Insurance Corporation ("FDIC") as receiver for First National Bank of Crestview ("Crestview"), a full-service commercial bank headquartered in Crestview, Florida, which was closed and placed into receivership.

•	The Company had total assets of $4.1 billion at March 31, 2015, an increase of 8.5% from December 31, 2014, which included the acquisition of $62.3 million of assets from the Crestview transaction.

•	Total loans increased $129.8 million, or 4.7%, from December 31, 2014, which included $25.1 million of loans attributable to the Crestview transaction.

•	Total deposits increased $245.6 million, or 7.9%, from December 31, 2014, which included $70.8 million in deposits attributable to the Crestview transaction.

•
On February 18, 2015, the Company issued $60.0 million in aggregate principal amount of subordinated notes. The net proceeds were injected primarily into the bank to support growth without any dilution to shareholders.

•
The Company’s cost of deposits for the first quarter of 2015 was 1.44%, a decrease of 6 basis points on a linked-quarter basis and 13 basis points compared to the first quarter of 2014 due primarily to the tiered pricing program on deposits.

Loans
The Company’s loans totaled $2.9 billion at March 31, 2015, an increase of $129.8 million, or 4.7%, from December 31, 2014, and an increase of $433.1 million, or 17.5%, from March 31, 2014. Loan growth continues to be driven by the favorable economic market conditions in the New Orleans trade area. The increase in the Company's construction loan portfolio of 8.8% from December 31, 2014 and 50.3% from March 31, 2014 was due primarily to the funding of construction loans related to hotels, residential real estate development, and federal tax credit related projects. The growth in the consumer real estate portfolio was due primarily to $21.5 million in consumer real estate loans acquired from Crestview.
The increase in the Company's commercial loan portfolio of 4.5% from December 31, 2014 and 13.6% from March 31, 2014 was due in part to increases in all segments of the portfolio. The Company does have exposure to oil and gas in its commercial loan portfolio. The oil and gas commercial loan portfolio was approximately 3.4% of the Company's total loan portfolio. The Company also had outstanding commitments related to its oil and gas portfolio of $10.5 million as of March 31, 2015. The Company's exposure to exploration and production in its oil and gas portfolio was approximately $57.4 million with outstanding commitments of $6.4 million. The Company is actively monitoring these credits.
The following table sets forth the composition of the Company’s loan portfolio as of the dates indicated:

(In thousands)	March 31, 2015	December 31, 2014	% Change	March 31, 2014	% Change
Construction	$356,487	$327,677	8.8%	$237,190	50.3%
Commercial real estate	1,291,344	1,264,371	2.1	1,145,380	12.7
Consumer real estate	161,308	132,950	21.3	122,005	32.2
Commercial and industrial	1,077,153	1,030,629	4.5	948,029	13.6
Consumer	17,747	18,637	(4.8)	18,359	(3.3)
Total loans	$2,904,039	$2,774,264	4.7%	$2,470,963	17.5%

Asset Quality
Nonperforming assets totaled $29.7 million at March 31, 2015, an increase of $1.0 million from December 31, 2014 and $5.5 million from March 31, 2014. During the first quarter of 2015, total nonperforming loans increased $1.6 million, while other real estate owned decreased $0.6 million. Nonperforming assets as a percent of total loans, other real estate owned and other assets owned was 1.02% at March 31, 2015, down 1 basis point from December 31, 2014 and an increase of 4 basis points from March 31, 2014.
The allowance for loan losses was $45.2 million at March 31, 2015, an increase of $2.9 million from December 31, 2014, and $10.7 million from March 31, 2014. The ratio of allowance for loan losses to period-end loans was 1.56% at March 31, 2015, compared to 1.53% at December 31, 2014 and 1.39% at March 31, 2014.
Deposits
Total deposits at March 31, 2015 were $3.4 billion, an increase of $245.6 million, or 7.9%, from December 31, 2014 and an increase of $477.0 million, or 16.5%, from March 31, 2014. The increase in deposits of 7.9% was due to organic deposit growth of 5.6%, which occurred across all deposit categories, coupled with growth of 2.3% attributable to the assumption of $72.3 million in deposit liabilities from the Crestview transaction. The largest categories of the Company's deposit mix were certificates of deposit, which comprised 35.9% of total deposits, and money market accounts, which comprised 33.7% of total deposits. The increase in certificates of deposit of $32.7 million, or 2.8%, as compared to December 31, 2014 was due primarily to the assumption of $17.0 million of certificates of deposit from the Crestview transaction. The increase in the certificates of deposit balance was also impacted by the tiered pricing on its certificate of deposit balances. The Company's tiered pricing strategy for deposits, which was instituted during 2014, is designed to provide better returns for its more profitable customers. The increase in money market deposits of $78.8 million, or 7.5%, compared to December 31, 2014 and $373.6 million, or 49.1%, compared to March 31, 2014 was due primarily to the shift by customers to money market accounts from NOW accounts due to the lowering of NOW rates in the lower balance tiers during 2014.
The Company's noninterest-bearing deposit accounts increased $68.8 million, or 18.9%, from December 31, 2014, and $103.0 million, or 31.2%, from March 31, 2014. The increase was due primarily to growth initiatives commencing during the fourth quarter of 2014, an increase in the balances held by the Company's commercial loan customers, and the assumption of $22.8 million in noninterest-bearing deposits from Crestview.
The following table sets forth the composition of the Company’s deposits as of the dates indicated:

(In thousands)	March 31, 2015	December 31, 2014	% Change	March 31, 2014	% Change
Noninterest-bearing	$433,377	$364,534	18.9%	$330,395	31.2%
NOW accounts	536,926	476,825	12.6	522,241	2.8
Money market accounts	1,134,338	1,055,505	7.5	760,765	49.1
Savings deposits	54,750	49,634	10.3	54,852	(0.2)
Certificates of deposit	1,207,055	1,174,352	2.8	1,221,183	(1.2)
Total deposits	$3,366,446	$3,120,850	7.9%	$2,889,436	16.5%
Net Interest Income
Net interest income for the first quarter of March 31, 2015 totaled $27.6 million, a decrease of $0.5 million, or 1.7%, from the fourth quarter of 2014, and an increase of $2.8 million, or 11.2%, from the first quarter of 2014. The decrease in net interest income compared to the linked quarter was due primarily to the issuance of the subordinated debentures during the first quarter of 2015 which increased interest expense $0.4 million. The Company’s net interest margin was 3.16% for the quarter ended March 31, 2015, 17 basis points lower than the fourth quarter of 2014 and 14 basis points lower than the first quarter of 2014. The decrease in the loan yield of 7 basis points compared to the linked-quarter and 21 basis points compared to the first quarter of 2014 is due to the shift in the Company's loan portfolio during the first quarter of 2015 to more variable rate loans than fixed rate loans. During March 2015, the Company entered into four additional Prime rate swaps with a notional amount of $75.0 million bringing the Company's total notional value on all of its Prime cash flow hedges to $325.0 million. The additional cash flow hedges are intended to mitigate the shift in the loan portfolio to a more evenly balanced portfolio. The net proceeds from the subordinated debt issuance and the Company's excess liquidity were primarily responsible for the increase in average short-term investments which decreased the earning asset yield 10 basis points compared to the fourth quarter of 2014 and 12 basis points compared to the first quarter of 2014. The Company anticipates deploying these funds in future periods. Average interest-earning assets increased $203.9 million over the fourth quarter of 2014 and $497.3 million over the first quarter of 2014. The cost of interest-bearing deposits decreased 6 basis points over the fourth quarter of 2014 and 13 basis points over the first quarter of 2014 due to the tiered pricing on all of its deposit products (including certificates of deposit). The issuance of the subordinated debentures during the first quarter of 2015 had a 4 basis points impact on the Company's cost of funds.

The following table sets forth the Company’s average volume and rates on its interest-earning assets and interest-bearing liabilities for the periods indicated:

	For the Three Months Ended
	March 31, 2015		December 31, 2014		March 31, 2014
(In thousands)	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate
Interest-earning assets:
Short-term investments	$117,118	0.22%	$31,260	0.19%	$29,961	0.20%
Investment in short-term receivables	233,688	2.93%	238,560	2.91%	237,514	2.89%
Investment securities	346,775	2.46%	336,600	2.47%	369,966	2.58%
Loans	2,851,659	5.01%	2,738,885	5.08%	2,414,495	5.22%

Total interest-earning assets	$3,549,240	4.47%	$3,345,305	4.62%	$3,051,936	4.67%

Interest-bearing liabilities:
Savings	$54,262	0.61%	$49,964	0.74%	$53,219	0.81%
Money market deposits	1,096,127	1.22%	1,010,242	1.25%	711,261	1.41%
NOW accounts	530,757	1.00%	473,903	1.14%	518,275	1.13%
Certificates of deposit under $100,000	339,383	1.53%	335,110	1.60%	380,367	1.61%
Certificates of deposit of $100,000 or more	640,396	1.95%	623,248	1.93%	658,374	1.94%
CDARS®	219,554	2.24%	229,319	2.14%	178,935	2.19%

Total interest-bearing deposits	$2,880,479	1.44%	$2,721,786	1.50%	$2,500,431	1.57%

Fed funds purchased and repurchase agreements	121,845	1.42%	117,788	1.41%	82,931	1.49%
Borrowings	70,505	4.68%	49,312	1.48%	58,757	2.41%

Total interest-bearing liabilities	$3,072,829	1.51%	$2,888,886	1.49%	$2,642,119	1.58%

Net interest spread		2.96%		3.13%		3.09%
Net interest margin		3.16%		3.33%		3.30%

Noninterest Income
Noninterest income for the first quarter of 2015 totaled $2.5 million, an increase of $0.2 million, or 9.8%, compared to the linked-quarter, and a decrease of $0.8 million, or 25.3%, compared to the first quarter of 2014. The increase in noninterest income for the linked-quarter was due to an increase in income from the sales of state tax credits of $0.6 million, offset by a decrease in Community Development Entity fees of $0.5 million.
The decrease in noninterest income for the first quarter of 2015 compared to the first quarter of 2014 resulted primarily from decreases of $0.5 million in income from sales of state tax credits due primarily to the syndication fees earned from the sale of state tax credits in the first quarter of 2014, which related to the qualified equity investment authority from the State of Louisiana under the Louisiana New Markets Jobs Act received in 2013 and $0.6 million in Community Development Entity fees, offset by an increase of $0.2 million in cash surrender value income on bank-owned life insurance.
Noninterest Expense
Noninterest expense for the three month period ended March 31, 2015 totaled $22.5 million, an increase of $0.2 million, or 0.9%, compared to the linked-quarter, and an increase of $5.2 million, or 29.8%, compared to the same three month period of 2014. The increase over the linked-quarter was due primarily to increases in tax credit amortization of $1.0 million and data processing of $0.1 million, offset by decreases of $0.9 million in all other components of noninterest expense.
The increase over the prior year three month period was due to increases in all components of noninterest expense, primarily tax credit amortization of $2.0 million and salaries and employee benefits of $1.5 million.

Taxes
The Company’s tax benefit for the quarter ended March 31, 2015 was $11.4 million, an increase of $0.8 million compared to the fourth quarter of 2014, and an increase of $6.5 million compared to the first quarter of 2014. The increase was due to the Company’s participation in various tax credit programs, primarily its increased investment in projects that generate Federal Historic Rehabilitation tax credits.
The Company expects to experience an effective tax rate below the statutory rate of 35% due primarily to its receipt of Federal New Markets Tax Credits, Low-Income Housing Tax Credits and Federal Historic Rehabilitation Tax Credits.
Shareholders’ Equity
Shareholders’ equity totaled $450.0 million at March 31, 2015, an increase of $13.6 million from year-end 2014. The increase was primarily attributable to the Company's earnings over the period.

About First NBC Bank Holding Company
First NBC Bank Holding Company, headquartered in New Orleans, Louisiana, offers a broad range of financial services through its wholly-owned banking subsidiary, First NBC Bank, a Louisiana state non-member bank. The Company’s primary markets are the New Orleans metropolitan area, Mississippi Gulf Coast, and the Florida panhandle. The Company operates 35 full service banking offices located throughout its markets, along with a loan production office in Gulfport, Mississippi, and had 509 employees at March 31, 2015.

Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with generally accepted accounting principles in the United States of America, or GAAP. These measures typically adjust GAAP performance measures to adjust income available to common shareholders for certain significant activities or transactions that are infrequent in nature.   Management believes these non-GAAP financial measures provide information useful to investors in understanding the Company’s financial results, and the Company believes that its presentation, together with the accompanying reconciliations, provide a more complete understanding of factors and trends affecting the Company’s business and allow investors to view performance in a manner similar to management, the entire financial services sector, bank stock analysts and bank regulators.  These non-GAAP measures should not be considered a substitute for GAAP basis measures and results, and the Company strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. A reconciliation of the non-GAAP financial measures disclosed in this press release to the comparable GAAP financial measures is included at the end of the financial statement tables.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company’s current views with respect to, among other things, future events and financial performance. The Company generally identifies forward-looking statements by terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” or the negative version of those words or other comparable words. Any forward-looking statements contained in this press release are based on the historical performance of the Company and its subsidiaries or on the Company’s current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by the Company that the future plans, estimates or expectations by the Company will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to the Company’s operations, financial results, financial condition, business prospects, growth strategy and liquidity. If one or more of these or other risks or uncertainties materialize, or if the Company’s underlying assumptions prove to be incorrect, the Company’s actual results may vary materially from those indicated in these statements. These factors should not be construed as exhaustive. The Company does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements. Information on these factors can be found in the Company’s Annual Report on Form 10-K, for the year ended December 31, 2014, and other reports and statements the Company has filed with Securities and Exchange Commission ("SEC"), which are available at the SEC’s website (www.sec.gov).

For further information contact:
First NBC Bank Holding Company
Ashton J. Ryan, Jr.
President and Chief Executive Officer
(504) 671-3801
aryanjr@firstnbcbank.com

FIRST NBC BANK HOLDING COMPANY
CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands)	March 31, 2015	December 31, 2014
Assets
Cash and due from banks	$53,234	$32,484
Short-term investments	151,586	18,404
Investment in short-term receivables	236,644	237,135
Investment securities available for sale, at fair value	257,865	247,647
Investment securities held to maturity	87,265	89,076
Mortgage loans held for sale	3,986	1,622
Loans, net of allowance for loan losses of $45,195 and $42,336, respectively	2,858,844	2,731,928
Bank premises and equipment, net	55,969	52,881
Accrued interest receivable	11,702	11,451
Goodwill and other intangible assets	7,739	7,831
Investment in real estate properties	13,426	12,771
Investment in tax credit entities	147,104	140,913
Cash surrender value of bank-owned life insurance	47,641	47,289
Other real estate	4,966	5,549
Deferred tax asset	95,817	83,461
Other assets	36,000	30,175
Total assets	$4,069,788	$3,750,617
Liabilities and equity
Deposits:
Noninterest-bearing	$433,377	$364,534
Interest-bearing	2,933,069	2,756,316
Total deposits	3,366,446	3,120,850
Short-term borrowings	—	—
Repurchase agreements	111,864	117,991
Long-term borrowings	103,392	40,000
Accrued interest payable	7,200	6,650
Other liabilities	30,923	28,752
Total liabilities	3,619,825	3,314,243
Shareholders’ equity:
Preferred stock
Convertible preferred stock Series C – no par value; 1,680,219 shares authorized; 364,983 shares issued and outstanding at March 31, 2015 and December 31, 2014	4,471	4,471
Preferred stock Series D – no par value; 37,935 shares authorized, issued and outstanding at March 31, 2015 and December 31, 2014	37,935	37,935
Common stock- par value $1 per share; 100,000,000 shares authorized; 18,609,753 shares issued and outstanding at March 31, 2015 and 18,576,488 shares issued and outstanding at December 31, 2014	18,610	18,576
Additional paid-in capital	236,847	239,528
Accumulated earnings	171,572	155,599
Accumulated other comprehensive loss, net	(19,474)	(19,737)
Total shareholders’ equity	449,961	436,372
Noncontrolling interest	2	2
Total equity	449,963	436,374
Total liabilities and equity	$4,069,788	$3,750,617

FIRST NBC BANK HOLDING COMPANY
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	For the Three Months Ended
	March 31,
(In thousands, except per share data)	2015	2014
Interest income:
Loans, including fees	$35,248	$31,099
Investment securities	2,104	2,352
Investment in short-term receivables	1,690	1,695
Short-term investments	64	15
	39,106	35,161
Interest expense:
Deposits	10,244	9,659
Borrowings and securities sold under repurchase agreements	1,240	654
	11,484	10,313
Net interest income	27,622	24,848
Provision for loan losses	3,000	3,000
Net interest income after provision for loan losses	24,622	21,848
Noninterest income:
Service charges on deposit accounts	559	559
Investment securities loss, net	(50)	—
Gain on assets sold, net	43	75
Gain on sale of loans, net	15	—
Cash surrender value income on bank-owned life insurance	352	159
Income from sales of state tax credits	519	1,033
Community Development Entity fees earned	123	679
ATM fee income	501	473
Other	448	381
	2,510	3,359
Noninterest expense:
Salaries and employee benefits	6,907	5,397
Occupancy and equipment expenses	2,928	2,584
Professional fees	2,141	1,899
Taxes, licenses and FDIC assessments	1,239	1,199
Tax credit investment amortization	4,852	2,827
Write-down of other real estate	58	166
Data processing	1,422	1,098
Advertising and marketing	1,018	578
Other	1,939	1,589
	22,504	17,337
Income before income taxes	4,628	7,870
Income tax benefit	(11,440)	(4,958)
Net income	16,068	12,828
Less net income attributable to noncontrolling interests	—	—
Net income attributable to Company	16,068	12,828
Less preferred stock dividends	(95)	(95)
Less earnings allocated to participating securities	(308)	(246)
Income available to common shareholders	$15,665	$12,487
Earnings per common share – basic	$0.84	$0.68
Earnings per common share – diluted	$0.82	$0.66

FIRST NBC BANK HOLDING COMPANY
EARNINGS PER COMMON SHARE

	For the Three Months Ended March 31,
(In thousands, except per share data)	2015	2014
Basic: Income available to common shareholders	$15,665	$12,487
Weighted-average common shares outstanding	18,586	18,509
Basic earnings per share	$0.84	$0.68
Diluted: Net income attributable to common shareholders	$15,665	$12,487
Weighted-average common shares outstanding	18,586	18,509
Effect of dilutive securities:
Stock options outstanding	384	408
Warrants	119	119
Weighted-average common shares outstanding – assuming dilution	19,089	19,036
Diluted earnings per share	$0.82	$0.66

FIRST NBC BANK HOLDING COMPANY
SUMMARY FINANCIAL INFORMATION

	For the Three Months Ended March 31,			For the Three Months Ended December 31,
			% Change		% Change
(In thousands)	2015	2014		2014

EARNINGS DATA
Total interest income	$39,106	$35,161	11.2%	$38,956	0.4%
Total interest expense	11,484	10,313	11.4%	10,865	5.7%
Net interest income	27,622	24,848	11.2%	28,091	(1.7)%
Provision for loan losses	3,000	3,000	—%	3,000	—%
Total noninterest income	2,510	3,359	(25.3)%	2,287	9.8%
Total noninterest expense	22,504	17,337	29.8%	22,297	0.9%
Income before income taxes	4,628	7,870	(41.2)%	5,081	(8.9)%
Income tax (benefit) expense	(11,440)	(4,958)	130.7%	(10,622)	7.7%
Net income	16,068	12,828	25.3%	15,703	2.3%
Preferred stock dividends	(95)	(95)	—%	(94)	1.1%
Earnings allocated to participating securities	(308)	(246)	25.2%	(302)	2.0%
Net income available to common shareholders	$15,665	$12,487	25.5%	$15,307	2.3%

AVERAGE BALANCE SHEET DATA
Total assets	$3,960,290	$3,366,096	17.7%	$3,701,923	7.0%
Total interest-earning assets	3,549,241	3,051,936	16.3%	3,345,304	6.1%
Total loans	2,851,659	2,414,495	18.1%	2,738,885	4.1%
Total interest-bearing deposits	2,880,479	2,500,431	15.2%	2,721,786	5.8%
Total interest-bearing liabilities	3,072,829	2,642,119	16.3%	2,888,886	6.4%
Total deposits	3,285,874	2,802,074	17.3%	3,066,652	7.1%
Total shareholders' equity	441,632	388,983	13.5%	429,328	2.9%

SELECTED RATIOS(1)
Return on average common equity	16.32%	15.08%		16.10%
Return on average equity	14.76%	13.43%		14.51%
Return on average assets	1.65%	1.55%		1.68%
Net interest margin	3.16%	3.30%		3.33%
Efficiency ratio(2)	74.69%	61.46%		73.40%
Tier 1 leverage ratio	9.99%	11.37%		10.66%
Tier 1 risk-based capital ratio	11.00%	12.66%		11.59%
Total risk-based capital ratio	12.26%	13.82%		12.84%
Common equity Tier 1 capital ratio	9.80%	NA		NA

ASSET QUALITY RATIOS(1)
Nonperforming loans to total loans(3)(5)	0.84%	0.81%		0.82%
Nonperforming assets to total assets(4)	0.73%	0.69%		0.76%
Allowance for loan losses to total loans(5)	1.56%	1.39%		1.53%
Allowance for loan losses to nonperforming loans(3)	185.15%	172.99%		185.71%
Net charge-offs to average loans	0.01%	0.03%		0.07%

(1) With the exception of end-of-period ratios, all ratios are based on average monthly balances during the respective periods.
(2) Efficiency ratio is the ratio of noninterest expense to net interest income and noninterest income.
(3) Nonperforming loans consist of nonaccrual loans and restructured loans.
(4) Nonperforming assets consist of nonperforming loans and real estate and other property that has been repossessed.
(5) Total loans are net of unearned discounts and deferred fees and costs.

FIRST NBC BANK HOLDING COMPANY
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
IMPACT OF INVESTMENT IN FEDERAL TAX CREDIT PROGRAMS

	For the Three Months Ended
	March 31,	December 31,	March 31,
(In thousands)	2015	2014	2014

Income before income taxes:
Income before income taxes (GAAP)	$4,628	$5,081	$7,870
Income adjustment before income taxes related to the impact of tax credit related activities (Non-GAAP)
Tax equivalent income associated with investment in federal tax credit programs(1)	18,583	20,489	10,142
Income before income taxes (Non-GAAP)	23,211	25,570	18,012
Income tax expense-adjusted (Non-GAAP)(2)	(7,143)	(9,867)	(5,184)

Net income (GAAP)	$16,068	$15,703	$12,828

Pro forma income related to investment in tax credit entities:
Income before income taxes (GAAP)	$4,628	$5,081	$7,870
Pro forma interest income adjustment
Pro forma interest income related to investment in tax credit entities(3)	1,818	1,806	1,563
Noninterest expense adjustment(4)
Tax credit investment amortization(5)	4,852	3,881	2,827
Other direct expenses(6)	598	572	322
Pro forma income before income taxes (Non-GAAP)	11,896	11,340	12,582
Income tax expense-adjusted (Non-GAAP)(2)	(3,661)	(4,376)	(3,621)

Pro forma net income (Non-GAAP)	$8,235	$6,964	$8,961

(1) Tax equivalent income associated with investment in federal tax credit programs represents the gross amount of tax benefit from federal tax credits.
(2) Income tax expense is calculated on the adjusted non-GAAP effective tax rate for the Company at each quarter end period ended March 31, 2015, December 31, 2014, and March 31, 2014, respectively.
(3) Pro forma interest income adjustment related to investment in tax credit entities is calculated based on the average investment in tax credit entities utilizing the average yield on loans had the investment in tax credit entities been invested in loans.
(4) Noninterest expense adjustments related to the Company’s investment in federal tax credit programs are included as adjustments to income as if the Company had invested in loans instead of federal tax credit programs. These expenses are directly related to the Company’s investment in federal tax credit programs. Noninterest expense adjustments for direct expenses related to the Company’s investment in federal tax credit programs exclude general and administrative costs associated with the Company’s investment in federal tax credit programs.
(5) Tax credit amortization represents the amount of amortization associated with the investment in federal tax credit programs over the tax credit compliance periods.
(6) Other direct expenses represent fees and expenses incurred as a result of the Company’s investment in federal tax credit programs.